Exhibit 99.1
Press Release
Stinger Systems Closes $3MM Financing Agreement
September 15, 2008, Tampa, Fl, Stinger Systems, Inc. (OTCBB: STIY) today announced that it has closed on a $3,000,000 10% senior convertible debt financing. The Company entered into a private placement transaction with an institutional investor pursuant to which the Company will issue and sell to the Investor a senior secured convertible note in an aggregate principal amount of $3,000,000 plus warrant coverage to purchase the Company’s common stock. Under the terms of the Note interest is payable quarterly in arrears through the March 2011 with a portion of the principal due on August 3, 2010 maturity date. The Company is filing an 8K outlining details of the transaction.
ABOUT STINGER SYSTEMS
Stinger Systems, Inc., a leading developer and provider of electro stun technologies. The Company’s flagship product is its S-200 projectile stun gun loaded with NerveLok™ and Quantum Flyback Technology™. The Company’s other products include the Band-It™, prisoner restraint system and the Ice Shield™, electronic crowd control shield. For more information about Stinger Systems, please visit http://www.stingersystems.com.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Stinger Systems’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the risks described in Stinger Systems’ filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Stinger Systems undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances, or otherwise.